Exhibit 3.1

CERTIFICATE OF FORMATION

OF

FALCON MERGER SUB 2, LLC

The undersigned, an authorized natural person, being duly authorized to execute and file this Certificate of Formation for the purpose of forming a limited liability company pursuant to the Delaware Limited Liability Company Act, 6 Del. C. Section 18-201, et seq., does hereby certify as follows:

FIRST: The name of the limited liability company is Falcon Merger Sub 2, LLC (the “Company”).

SECOND: The address of the registered office of the Company in the State of Delaware is located at 3500 South DuPont Highway, Dover, DE 19901. The name of its registered agent at such address is Incorporating Services, Ltd.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of June 11, 2026.

/s/ Laura Cleveland
Laura Cleveland
Sole Incorporator

CERTIFICATE OF MERGER

OF

ROKU, INC.

WITH AND INTO

FALCON MERGER SUB 2, LLC

November 6, 2026

In accordance with the provisions of Section 264(c) of the Delaware General Corporation Law (the “DGCL”) and Section 18-209 of the Delaware Limited Liability Company Act (the “LLC Act”), the undersigned hereby certifies the following facts relating to the merger (the “Merger”) of Roku, Inc., a Delaware corporation (the “Company”), with and into Falcon Merger Sub 2, LLC, a Delaware limited liability company (“Merger Sub”).

FIRST: The name and state of formation of each of the constituent entities to the Merger (the “Constituent Entities”) are as follows:

Name	State of Formation
Roku, Inc.	Delaware
Falcon Merger Sub 2, LLC	Delaware

SECOND: An Agreement and Plan of Merger, dated as of June 14, 2026, by and among the Company, Fox Corporation, a Delaware corporation, Falcon Merger Sub 1, Inc., a Delaware corporation, and Merger Sub (the “Merger Agreement”) has been approved, adopted, executed and acknowledged by each of the Constituent Entities in accordance with the provisions of Section 264(c) of the DGCL and Section 18-209 of the LLC Act.

THIRD: Falcon Merger Sub 2, LLC will continue as the surviving entity in the Merger (the “Surviving Entity”). The name of Falcon Merger Sub 2, LLC as of the effective time of the Merger shall be changed to “Roku, LLC.”

FOURTH: The Merger shall become effective upon the filing of this Certificate of Merger with the Secretary of State of the State of Delaware.

FIFTH: Upon the filing of this Certificate of Merger, the Certificate of Formation of the Surviving Entity as in effect immediately prior to the Merger shall be the Certificate of Formation of the Surviving Entity, except that the name of the Surviving Entity shall be changed to “Roku, LLC”.

SIXTH: An executed copy of the Merger Agreement is on file at the offices of the Surviving Entity at the following address: 1173 Coleman Avenue, San Jose, California 95110.

SEVENTH: A copy of the Merger Agreement will be furnished by the Surviving Entity, on request and without cost, to any member of Merger Sub or stockholder of the Company.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned surviving entity has caused this Certificate of Merger to be executed by an authorized officer as of the date first set forth above.

FALCON MERGER SUB 2, LLC

By:	/s/ Steven Tomsic

Name:	Steven Tomsic
Title:	President